EXHIBIT 16.1

S.E.Clark & Company, P.C.

Registered Firm:  Public Company Accounting Oversight Board

November 26, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Re:  National Scientific Corporation

Dear Sirs/Madams:

I have read the statements made by National Scientific Corporation which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the termination in certifying accountant. I agree with the statements only relating to S.E. Clark & Company P.C. contained therein in such Current Report on Form 8-K. I have no basis to agree or disagree with other statements of the Company made under Item 4.01.

I hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ S.E.Clark & Company, P.C.

742 N. Country Club Road, Tucson, AZ 85716  (520) 323-7774, Fax (520) 323-8174, seclarkcpa@aol.com